As filed with the Securities and Exchange Commission on February 14, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HYPERION SOLUTIONS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0277772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5450 Great America Parkway Santa Clara, California (Address of Principal Executive Offices)	95054 (Zip Code)

Decisioneering, Inc. 1997 Stock Option Plan
2004 Equity Incentive Plan
(Full Title of the Plan)

Godfrey Sullivan
President and Chief Executive Officer
Hyperion Solutions Corporation
5450 Great America Parkway
Santa Clara, California 95054
(Name and Address of Agent For Service)
(408) 744-9500
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Mark Cochran, Esq.
Vice President and General Counsel
Hyperion Solutions Corporation
5450 Great America Parkway
Santa Clara, California 95054
(408) 744-9500

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered (1) (3)	Per Share (2)	Price	Registration Fee
Common Stock, par value $0.001 per share, to be issued under the 2004 Equity Incentive Plan (3)	1,500,000	$41.48	$62,220,000	$6,657.54
Common Stock, par value $0.001 per share, to be issued under the Decisioneering, Inc. 1997 Stock Option Plan(3)	134,565	$41.48	$5,581,756.20	$597.24
Total	1,634,565	$41.48	$67,801,756.20	$7,254.78

(1)	This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Decisioneering, Inc. 1997 Stock Option Plan (the “1997 Plan”) and the Hyperion 2004 Equity Incentive Plan (the “2004 Plan” and together with the 1997 Plan, the “Plans”) being registered pursuant to this Registration Statement by reason of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of Registrant’s common stock as reported on the Nasdaq Global Select Market on February 13, 2007.

(3)	Includes any related preferred share purchase rights pursuant to the Rights Agreement dated as of June 15, 1998, as amended on Form 8-A/A filed on December 19, 2005.

EXPLANATORY NOTE
     Hyperion Solutions Corporation (formerly Arbor Software Corporation) (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 solely to: (i) register shares of the Registrant’s Common Stock which may be issued pursuant to awards granted under the 1997 Plan which plan was assumed by the Hyperion Solutions Corporation in connection with the acquisition of Decisioneering, Inc., a Colorado corporation, on January 31, 2007, and (ii) register 1,500,000 additional shares of Common Stock issuable under the Company’s 2004 Plan.
     With respect to the 2004 Plan and pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, the Registrant’s Registration Statement on Form S-8 (No. 333-124771) filed May 10, 2005, as amended by the post-effective amendment thereto, filed December 19, 2005, and the Registration Statement on Form S-8 filed on December 19, 2005 (No. 333-130445) are incorporated by reference into this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Hyperion Solutions Corporation has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) prospectuses that meet the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Except to the extent furnished and not filed with the SEC, this registration statement incorporates by reference the following documents which have been filed with the Commission by the Registrant:
     (a) Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the Commission on September 1, 2006;
     (b) The Registrant’s Current Reports on Form 8-K filed with the Commission on July 20, 2006, August 24, 2006, October 18, 2006, October 19, 2006, November 20, 2006 and January 23, 2007;
     (c) Registrant’s Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the Commission on November 8, 2006 and Registrant’s Form 10-Q for the fiscal quarter ended December 31, 2006, filed with the Commission on February 8, 2007;
     (d) The description of the Registrant’s common stock set forth in its registration statement on Form 8-A (File No. 0-97098) filed with the Commission on September 19, 1995, as amended on Form 8-A/A filed with the Commission on November 3, 1995; and
     (e) The description of the Registrant’s preferred share purchase rights set forth in its registration statement on Form 8-A (File No. 000-26934) filed with the Commission on June 17, 1998, as amended on Form 8-A/A filed with the Commission on December 19, 2005.

     To the extent filed and not furnished, all other documents filed by the registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law, as amended, authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     The Registrant’s Certificate of Incorporation and Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
     In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors containing provisions that may require the Registrant, among other things, to indemnify its directors and executive officers against various liabilities that may arise by virtue of their status or service as directors and executive officers, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Indemnification Agreements further provide the Registrant’s executive officers and directors with indemnification to the maximum extent permitted by the Delaware General Corporation Law.
     The Registrant maintains directors’ and officers’ insurance and intends to continue this insurance in the future.
Item 7. Exemption from Registration Claimed
     Not Applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Specimen Stock Certificate (incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-1, as amended, filed on November 6, 1995).

4.2	Restated Certificate of Incorporation (incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on October 13, 1998).

4.3	Amended and Restated By-laws of the Company (incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on November 20, 2006).

4.4
Rights Agreement, dated as of June 15, 1998, between the Company and the Rights Agent, including the Form of Certificate of Designation for the Preferred Stock as Exhibit A, Form of Rights Certificate as Exhibit B and Summary of Rights to Purchase Preferred Stock as Exhibit C and (incorporated by reference to the exhibits to the Company’s Registration Statement on Form 8-A filed on June 17, 1998, as amended on Form 8-A/A filed with the Commission on December 19, 2005).

5.1	Opinion of Mark Cochran, Vice President, General Counsel and Secretary of the Company.

10.1	Decisioneering, Inc. 1997 Stock Option Plan.

10.2	Form of Decisioneering, Inc. Stock Option Agreement.

10.3	2004 Equity Incentive Plan, as amended (incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on November 20, 2006).

23.1	Consent of Mark Cochran, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Signature Page).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California, on this 12th day of February, 2007.

HYPERION SOLUTIONS CORPORATION
/s/ Godfrey Sullivan
Name:	Godfrey Sullivan
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Godfrey Sullivan and Mark Cochran his or her true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of the dates set forth below.

Signature	Title
/s/ Godfrey Sullivan Godfrey Sullivan	President, Chief Executive Officer and Director	February 12, 2007

/s/ Robin Washington Robin Washington	Chief Financial Officer	February 14, 2007

/s/ Jeffery R. Rodek Jeffery R. Rodek	Director and Executive Chairman	February 11, 2007

/s/ Henry R. Autry Henry R. Autry	Director	February 11, 2007

Nanci Caldwell	Director	February __, 2007

/s/ Terry Carlitz Terry Carlitz	Director	February 13, 2007

/s/ Yorgen Edholm Yorgen Edholm	Director	February 12, 2007

/s/ Gary G. Greenfield Gary G. Greenfield	Director	February 13, 2007

/s/ John Riccitiello John Riccitiello	Director	February 12, 2007

/s/ Maynard Webb Maynard Webb	Director	February 10, 2007

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Specimen Stock Certificate (incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-1, as amended, filed on November 6, 1995).

4.2	Restated Certificate of Incorporation (incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on October 13, 1998).

4.3	Amended and Restated By-laws of the Company (incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on November 20, 2006).

4.4
Rights Agreement, dated as of June 15, 1998, between the Company and the Rights Agent, including the Form of Certificate of Designation for the Preferred Stock as Exhibit A, Form of Rights Certificate as Exhibit B and Summary of Rights to Purchase Preferred Stock as Exhibit C and (incorporated by reference to the exhibits to the Company’s Registration Statement on Form 8-A filed on June 17, 1998, as amended on Form 8-A/A filed with the Commission on December 19, 2005).

5.1	Opinion of Mark Cochran, Vice President, General Counsel and Secretary of the Company.

10.1	Decisioneering, Inc. 1997 Stock Option Plan.

10.2	Form of Decisioneering, Inc. Stock Option Agreement.

10.3	2004 Equity Incentive Plan, as amended (incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on November 20, 2006).

23.1	Consent of Mark Cochran, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Signature Page).